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                                                                    EXHIBIT 23.1


             CONSENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Technical Olympic USA, Inc.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Technical Olympic USA, Inc. for the registration of $125,000,000 7 1/2% Senior Subordinated Notes due 2011 and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of Technical Olympic USA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP

Miami, Florida
April 14, 2004